Exhibit 10.8

AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT

THIS AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT (this “Amendment”), dated as of December 21, 2012, is entered into by and among STOCK BUILDING SUPPLY HOLDINGS II, LLC, a Delaware limited liability company (“Parent”), each of Parent’s Subsidiaries listed on the signature pages hereto as a borrower (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), each of Parent’s Subsidiaries listed on the signature pages hereto as a guarantor (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as “Guarantors”), the lenders party hereto (“Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC) (“WFCF”), as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and in light of the following:

W I T N E S S E T H

WHEREAS, Parent, Borrowers, Lenders, BANK OF AMERICA, N.A. (“BofA”), as co-lead arranger, WFCF as co-lead arranger, and Agent are parties to that certain Credit Agreement, dated as of June 30, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement;

WHEREAS, Borrowers have informed Agent and the Lenders that Peach Acquisition Co., LLC, a Delaware limited liability company (“Acquisition Co.”) and a Restricted Subsidiary of Stock Building Supply, LLC intends to enter into that certain Asset Purchase Agreement (the “TBS Group Acquisition Agreement”; and together with the other documents, instruments and agreements executed and delivered in connection therewith or otherwise relating thereto, the “TBS Group Acquisition Documents”), by and among Acquisition Co., Total Building Services Group, LLC, a Georgia limited liability company (“Seller”), and William C. Poston and A. Milburn Poston (collectively, the “Shareholders”), whereby pursuant to the terms and subject to the conditions set forth therein, Acquisition Co. agrees to purchase from Seller all or substantially all of the assets of Seller in exchange for, among other things, the Purchase Price (as defined in the TBS Group Acquisition Agreement) plus the Earnout Payments (as defined in the TBS Group Earnout Agreement) payable pursuant to the TBS Group Earnout Agreement (such acquisition, the “TBS Group Acquisition”);

WHEREAS, Borrowers desire to join Acquisition Co. as a new Borrower to the Credit Agreement and the other Loan Documents, as required by Section 5.11 of the Credit Agreement and subject to the terms and provisions set forth in the Joinder Documents (as defined below);

WHEREAS, Borrowers have requested that Agent and Lenders (a) consent to: (i) the consummation of the TBS Group Acquisition, and (ii) the joinder of Acquisition Co. as a new Borrower, and (b) make certain amendments to the Credit Agreement; and

WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to accommodate Borrowers’ requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Section 6.7(a) of the Credit Agreement is hereby amended and modified by: (i) deleting the “or” appearing at the end of clause (ii) thereof, and (ii) inserting a new clause (iii) immediately following clause (ii) as follows:

“(iii) make any payment on account of any TBS Group Earnout unless immediately before and immediately after giving effect to such payment (y) no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, and (z) Borrowers have Availability plus Qualified Cash in an amount equal to or greater than $20,000,000, or”

(b) Section 6.7(b) of the Credit Agreement is hereby amended and modified by: (i) deleting the “or” appearing at the end of clause (ii) thereof, (ii) replacing the reference to “.” Appearing at the end of clause (iii) thereof with “, or”, and (iii) inserting a new clause (iv) immediately following clause (iii) as follows:

“(iv) (A) the TBS Group Acquisition Agreement or any other TBS Group Acquisition Document (other than the TBS Group Earnout Agreement), except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or (B) the TBS Group Earnout Agreement, except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be adverse to the interests of the Lenders.”

(c) Schedule 1.1 to the Credit Agreement is hereby amended and modified by amending and restating the following definitions, or adding (as applicable) the following definitions in the appropriate alphabetical order:

““Acquisition Co.” means Peach Acquisition Co., LLC, a Delaware limited liability company.”

““EBITDA” means, with respect to Parent and its Restricted Subsidiaries for any period, (a) the Net Income of Parent and its Restricted Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Parent and its Restricted Subsidiaries for such period and to the extent deducted in determining Net Income of Parent and its Restricted Subsidiaries for such period (i) Interest Expense, (ii) income tax expense (or distributions to Saturn in respect of income tax expense attributable to Parent and its Restricted Subsidiaries permitted pursuant to Section 6.9(b)(i), to the extent such distribution reduced Net Income), (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary or non-recurring non-cash losses, including any extraordinary or non-recurring non-cash losses from Permitted Dispositions, (vi) restructuring costs incurred by Parent and its Restricted Subsidiaries in connection with the Plan for write-downs of bad debt of Parent and its Restricted Subsidiaries or write-downs of obsolete Inventory of Parent and its Restricted Subsidiaries in connection with the closure of stores of Parent and its Restricted Subsidiaries that are located in the cities identified on Schedule E-2 in an aggregate amount not to exceed $53,300,000, (vii) [reserved], (viii) [reserved], (ix)

fees, expenses, and reimbursements paid to Gores, Glendon, and Wolseley in such period to the extent permitted by Section 6.9(c), (d) (without giving effect to the third proviso of such Section 6.9(d)), (e) or (f) of the Agreement (or distributed to Saturn to the extent permitted under Section 6.9(c), (d) (without giving effect to the third proviso of such Section 6.9(d)), (e) or (f) for such purpose to the extent such distribution reduces Net Income), (x) [reserved], (xi) fees and expenses incurred in connection with any Approved Increase (including any additional fees paid to WFF and BOA), (xii) non-recurring non-cash charges (except to the extent representing a reserve or accrual for cash expenses in another period), including goodwill, asset and other impairment charges, losses on early extinguishment of debt, and write-downs of deferred financing costs, (xiii) non-recurring cash fees, cash charges and other cash expenses made or incurred in connection with the TBS Group Acquisition (including restructuring charges related thereto) that are paid before the consummation of the TBS Group Acquisition or within 1 year after the consummation of the TBS Group Acquisition in an aggregate amount not to exceed $650,000, and (xiv) restructuring charges and other costs incurred by Parent or any Restricted Subsidiary in connection with closed stores during the period from July 1, 2012, through December 31, 2013, in an aggregate amount not to exceed $3,000,000, minus (c) without duplication, the sum of the following amounts of Parent and its Restricted Subsidiaries for such period and to the extent included in determining Net Income of Parent and its Restricted Subsidiaries for such period: (i) non-recurring non-cash items increasing such Net Income for such period, (ii) any extraordinary or non-recurring gains, including any extraordinary or non-recurring gains from Dispositions, (iii) gains from the receipt of proceeds under insurance policies net of any associated losses, and (iv) income tax benefits (it being understood that an income tax benefit is a positive number).

For the purposes of calculating EBITDA for any period (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Parent and its Restricted Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and its Restricted Subsidiaries and Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.”

““Fixed Charges” means, with respect to any period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid in cash during such period (it being agreed, for the avoidance of doubt, that “scheduled payments” includes any payments required to be made in cash (excluding, for the avoidance of doubt, payments actually offset against the TBS Group PIK Note, instead of paid in cash) in respect of any earnouts, including any TBS Group Earnout); provided, however, that the amount of any earnout or TBS Group Earnout included pursuant to this clause (b) for any period shall be reduced by an amount equal to the applicable Earnout Adjustment Amount (defined below) for such period and such earnout, if any, (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Junior Payments paid (whether in cash or other property, other than common Stock) during such period; provided, however, that this definition of Fixed Charges shall not include (i) any distributions or payments permitted to be made under Section 6.9(h), 6.9(i), 6.9(j), or 6.9(k) of the Agreement, (ii) any Restricted Junior Payments made to the extent permitted pursuant to Section 6.9(d) (without giving effect to the third proviso of such Section 6.9(d)), or (iii) payments made by Parent and its Restricted Subsidiaries on or after the Sixth Amendment Effective Date in connection with the federal income tax audit of Parent and its Subsidiaries with respect to the tax years ending March 31, 2010, March 31, 2011, and March 31, 2012, in an aggregate amount not to exceed $4,000,000. For purposes of this definition, the term “Earnout Adjustment Amount” means, with respect to any earnout or the TBS

Group Earnout during any period, the amount by which EBITDA or Net Income for such period is actually reduced (and, in the case of Net Income, such reduction is not added back in calculating EBITDA) as a result of the application of any requirement under GAAP that dictates that such earnout or TBS Group Earnout be treated as an expense or otherwise that reduces Net Income and/or EBITDA of Parent and its Subsidiaries for such period (and, in the case of Net Income, such reduction is not added back in calculating EBITDA).”

““Seventh Amendment” means that certain Amendment Number Seven to Credit Agreement and Consent, dated as of December 21, 2012, by and among Borrowers, Guarantors, the Lenders party thereto, and Agent.”

““Seventh Amendment Effective Date” has the meaning specified therefor in the Seventh Amendment.”

““TBS Group” means Total Building Services Group, LLC, a Georgia limited liability company.”

““TBS Group Acquisition” has the meaning specified therefor in the Seventh Amendment.”

““TBS Group Acquisition Agreement” means that certain Asset Purchase Agreement dated on or about December 22, 2012 by and among Acquisition Co., TBS Group, and William C. Poston and A. Milburn Poston.”

““TBS Group Acquisition Documents” means the TBS Group Acquisition Agreement and the other Transaction Documents (as defined in the TBS Group Acquisition Agreement).”

““TBS Group Earnout” means the Earnout Payments as defined in the TBS Group Earnout Agreement.”

““TBS Group Earnout Agreement” means that certain Earnout Agreement dated on or about December 22, 2012 by and between TBS Group and Acquisition Co.”

““TBS Group PIK Note” means that certain Payment-In-Kind Note on or about December 22, 2012, by William C. Poston, A. Milburn Poston, and TBS Group, in favor Acquisition Co. in the original principal amount of $850,000.”

(d) Schedule 1.1 of the Credit Agreement is hereby amended and modified by amending the definition of “Permitted Acquisition” by amending and restating clause

(f) appearing therein in its entirety as follows: “(f) Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $25,000,000 immediately after giving effect to the consummation of the proposed Acquisition,”

(e) Schedule 1.1 of the Credit Agreement is hereby amended and modified by amending the definition of “Permitted Acquisition” by amending and restating clause

(k) appearing therein in its entirety as follows: “(k) the purchase consideration payable in respect of all Permitted Acquisitions during the term of the Agreement (including the proposed Acquisition and including deferred payment obligations but excluding (i) the purchase consideration for the Bison Acquisition and any Permitted

Acquisitions consummated by any Loan Party on or before the Third Amendment Effective Date, and (ii) solely to the extent otherwise included, the purchase consideration for the TBS Group Acquisition, and (iii) Non-Cash Acquisition Consideration) shall not exceed $50,000,000 in the aggregate;

provided, however, that so long as the purchase consideration payable (including deferred payment obligations) in respect of a proposed Acquisition and all other Acquisitions which have been consummated pursuant to this proviso does not exceed $5,000,000 in the aggregate, such Acquisition may be consummated notwithstanding the failure to comply with clauses (d) or (e) of this definition of Permitted Acquisition (it being understood and agreed that this $5,000,000 is included in (and not additive of) the amount set forth in clause (k) of this definition of Permitted Acquisition.”

(f) Schedule 1.1 of the Credit Agreement is hereby amended and modified by amending the definition of “Permitted Indebtedness” by amending and restating clause (q) appearing therein in its entirety as follows:

“(q) (i) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, earn-out (other than the TBS Group Earnout), non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions or the TBS Group Acquisition and (ii) Indebtedness consisting of the TBS Group Earnout,”

(g) Schedule 1.1 of the Credit Agreement is hereby amended and modified by amending the definition of “Permitted Investments” by: (i) deleting the “and” appearing at the end of clause (v) thereof, and (ii) amending and restating clause (w) in its entirety and inserting a new clause (x) immediately following the end of clause (v) as follows:

“(w) Investments in the form of a loan by Acquisition Co. to the Seller (as defined in the Seventh Amendment) and the Shareholders (as defined in the Seventh Amendment) in an aggregate principal amount (without regard to any interest that is paid-in-kind) not to exceed $850,000 pursuant to the terms of the TBS Group PIK Note, and

(x) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (other than Investments in the FCStone Commodity Accounts) in an aggregate amount not to exceed $10,000,000 during the term of the Agreement.”

3. Consent.

(a) The provisions of Sections 5.11 and 6.11 of the Credit Agreement to the contrary notwithstanding, subject to the satisfaction of the conditions precedent set forth in Section 5 and 6 below, Agent and Lenders hereby consent to the consummation of the TBS Group Acquisition on or before December 28, 2012, solely on the terms and subject to the conditions set forth in the TBS Group Acquisition Documents in the form of such documentation attached as Exhibit A hereto, or subject to subsequent amendments or modification thereto that are not adverse to Agent or the Lenders. Anything contained in the Credit Agreement or any other Loan Document to the contrary notwithstanding, (i) with respect to Inventory acquired in connection with the TBS Group Acquisition and Accounts owned by Acquisition Co. or acquired in connection with the TBS Group Acquisition, until such time as the completion of a field examination with respect to Acquisition Co. and such Accounts and Inventory reasonably satisfactory to Agent, the aggregate increase to the Borrowing Base based on such Accounts and Inventory shall be limited to $2,500,000 in the aggregate, and (ii) with respect to Inventory owned by Acquisition Co. or acquired in connection with the TBS Group Acquisition, until such time as the completion of an appraisal and a field exam with respect to such Inventory reasonably satisfactory to

Agent, the aggregate increase to the Borrowing Base based on such Inventory shall be limited to $2,500,000 in the aggregate. It is understood and agreed that Agent is authorized to exclude all engineered wood products Inventory (and the proceeds thereof) owned by Acquisition Co. or acquired in the TBS Group Acquisition from the Borrowing Base until such time as Agent shall have received an amendment, in form and substance satisfactory to Agent, to the financing statement filed against Seller by Bradley Plywood Corporation DBA Dixie Plywood Company of Atlanta and such other evidence as Agent may reasonably require to verify the first priority Lien of Agent in all such engineered wood products Inventory.

(b) The provisions of Sections 5.11 and 6.11 of the Credit Agreement to the contrary notwithstanding, subject to the satisfaction of the conditions precedent set forth in Section 5 below, Agent and Lenders hereby consent to the joinder of Acquisition Co. as a new Borrower, on the terms and upon and subject to the satisfaction of the conditions set forth in the Joinder Documents (as defined below) executed and delivered to Agent prior to the execution and delivery of this Amendment.

4. Covenants. Each Loan Party hereby covenants and agrees that:

(a) On or prior to the date that is 30 days after the Seventh Amendment Effective Date (or such later date as may be agreed to in writing by Agent in its sole discretion), the Loan Parties shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to the location at 1000 Loudermilk Drive, Marietta, Georgia 30060, duly executed and delivered by the parties thereto and in form and substance reasonably satisfactory to Agent, and the same shall be in full force and effect; provided, that such Collateral Access Agreement shall not be required if it has not been obtained after the use of such commercially reasonable efforts.

(b) On or prior to the date that is 1 Business Day after the date of consummation of the TBS Group Acquisition, the Loan Parties shall deliver to Agent the original TBS Group PIK Note (as defined in the Credit Agreement), together with an original allonge duly indorsed in blank. The Loan Parties hereby agree that their failure to comply with any of the foregoing shall constitute an immediate Event of Default.

(c) Borrowers hereby covenant and agree that substantially concurrently with the consummation of the TBS Group Acquisition they shall pay the Indebtedness owing to Bank of North Georgia in accordance with the Bank of North Georgia Payoff Letter. Borrowers hereby further covenant and agree that within 1 Business Day of the date of consummation of the TBS Group Acquisition they shall deliver to Agent evidence, in form satisfactory to Agent, that they have complied with the foregoing and that all Liens in favor of Bank of North Georgia on the assets acquired pursuant to the TBS Group Acquisition have been terminated and released.

5. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment (such date upon which such conditions are all satisfied, being the “Seventh Amendment Effective Date”):

(a) Agent shall have received this Amendment, duly executed and delivered by the parties hereto.

(b) After giving effect to this Amendment, the representations and warranties set forth herein and in the Credit Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(c) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

(d) Agent shall have received letters, in form and substance reasonably satisfactory to Agent, from Bank of North Georgia and Bank of North GA div Synovus Bank, respecting satisfaction of all indebtedness and obligations of Seller to such Person secured by liens on the assets acquired pursuant to the TBS Group Acquisition and releasing all of the liens existing in favor of such Person in and to such assets acquired pursuant to the TBS Group Acquisition (the “Bank of North Georgia Payoff Letter”).

(e) Agent shall have received a joinder agreement duly executed and delivered by Acquisition Co. and each other party thereto, along with the other documents, instruments and agreements required thereby (collectively, the “Joinder Documents”), each being in form and substance reasonably satisfactory to Agent, which documents shall be in full force and effect.

(f) No Event of Default shall have occurred and be continuing or would result from the consummation of the TBS Group Acquisition and the TBS Group Acquisition is consensual.

6. Additional Conditions Precedent to Consent. The satisfaction of each of the following shall constitute additional conditions precedent to the effectiveness of Section 4(a) of this Amendment:

(a) No Event of Default shall have occurred and be continuing or would result from the consummation of the TBS Group Acquisition.

(b) Each of the TBS Group Acquisition Documents shall have been duly executed and delivered by the parties thereto, and the same shall be in full force and effect, on or before December 28, 2012.

(c) Agent shall have received a certificate from the Secretary of Parent. attaching fully executed versions of the material TBS Group Acquisition Documents and all schedules and exhibits thereto, and any other material agreement or document related to the TBS Group Acquisition, and each such agreement and all other documentation associated with the TBS Group Acquisition (including the TBS Group Acquisition documents and all schedules thereto) shall be in substantially the same form and substance attached hereto as Exhibit A and shall be subject to no subsequent amendments, revisions or modifications thereto that are adverse to the Lenders or the Loan Parties without the consent of Agent. Such certificate from the Secretary of Acquisition Co. shall certify that (i) the attached documents are true, correct and complete copies of the material TBS Group Acquisition Documents, (ii) such documents constitute all of the material TBS Group Acquisition Documents, and (iii) that such documents are in substantially the same from as the documents attached as Exhibit A to this Amendment.

(d) Agent shall have received evidence, in form and substance satisfactory to Agent, including a certificate from an authorized officer of Parent certifying that at the time of the TBS Group Acquisition (and after giving effect thereto), that:

i) no Event of Default has occurred and is continuing or would result from the consummation of the TBS Group Acquisition and that the TBS Group Acquisition is consensual.

ii) that there is no (i) litigation, investigation or proceeding (judicial or administrative) pending or, threatened in writing, against any Loan Party by any Governmental Authority arising out of the transactions contemplated by or effected in connection with the TBS Group Acquisition Documents, or (ii) injunction, writ or restraining order restraining or prohibiting the transactions contemplated by the TBS Group Acquisition Documents.

iii) No Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Restricted Subsidiaries as a result of the TBS Group Acquisition, other than Indebtedness permitted under clauses (l), (m), (o), or (q) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed or would exist with respect to the assets of Parent or its Restricted Subsidiaries as a result of the TBS Group Acquisition other than Permitted Liens.

iv) The execution, delivery and performance of each of the TBS Group Acquisition Documents to which a Loan Party is party have been duly authorized by all necessary action on the part of such Loan Party. Each TBS Group Acquisition Document to which a Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought. No Loan Party is in default in the performance or compliance with any provisions thereof. All representations and warranties made by a Loan Party in the TBS Group Acquisition Documents executed on or prior to the date hereof and in the certificates delivered in connection therewith are true, correct and complete in all material respects. To each Loan Party’s knowledge, none of the Seller’s (as defined in the TBS Group Acquisition Agreement) representations and warranties in the TBS Group Acquisition Documents executed on or prior to the date hereof contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Change.

v) Acquisition Co. does not (i) maintain, contribute to, or otherwise have any obligation with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA that is underfunded, and (ii) maintain, contribute to, or otherwise has any obligation with respect to any other benefit plans that is subject to Title IV of ERISA is underfunded.

vi) All requisite approvals by Governmental Authorities having jurisdiction over the Loan Parties and, to the Loan Parties’ knowledge, the Seller (as defined in the TBS Group Acquisition Agreement), with respect to the TBS Group Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Agent or Lenders.

vii) After giving effect to the transactions contemplated by the TBS Group Acquisition Documents, Acquisition Co. will have good title to the assets acquired pursuant to the TBS Group Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

viii) Borrowers will have Availability plus Qualified Cash in an amount equal to or greater than $25,000,000 immediately after giving effect to the consummation of the TBS Group Acquisition.

ix) The assets being acquired in the TBS Group Acquisition (other than a de minimis amount of assets in relation to Parent’s and its Restricted Subsidiaries’ total assets), are useful in or engaged in, as applicable, the business of Parent and its Restricted Subsidiaries or a business reasonably related thereto.

x) The assets being acquired in the TBS Group Acquisition (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada.

7. Representations and Warranties. Each Loan Party hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:

(a) The execution, delivery, and performance by it of this Amendment (i) have been duly authorized by all necessary action of such Loan Party, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party or its Subsidiaries, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, (D) require any approval of such Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, or (C) require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, except for (1) registrations, consents, approvals, notices or other actions that have been obtained and that are still in force and effect, (2) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, and (3) consents or approvals the failure of which to obtain could not reasonably be expected to cause a Material Adverse Change.

(b) This Amendment has been duly executed and delivered by such Loan Party. This Amendment is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Borrower or any Guarantor.

(d) The documents attached as Exhibit A hereto constitute correct and complete copies of the material TBS Group Acquisition Documents, including all schedules and exhibits thereto, to be entered into in connection with the TBS Group Acquisition. As of the date hereof, Acquisition Co. does not (i) maintain, contribute to, or otherwise have any obligation with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA that is underfunded, and (ii) maintain, contribute to, or otherwise has any obligation with respect to any other benefit plans that is subject to Title IV of ERISA is underfunded.

(e) As of the date hereof, all requisite approvals by Governmental Authorities having jurisdiction over the Loan Parties and, to the Loan Parties’ knowledge, the Seller (as defined in the TBS Group Acquisition Agreement), with respect to the TBS Group Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Agent or Lenders. After giving effect to the transactions contemplated by the TBS Group Acquisition Documents, Acquisition Co. will have good title to the assets acquired pursuant to the TBS Group Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

(f) No Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Restricted Subsidiaries as a result of the TBS Group Acquisition, other than Indebtedness permitted under clauses (l), (m), (o), or (q) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed or would exist with respect to the assets of Parent or its Restricted Subsidiaries as a result of the TBS Group Acquisition other than Permitted Liens.

(g) Borrowers will have Availability plus Qualified Cash in an amount equal to or greater than $25,000,000 immediately after giving effect to the consummation of the TBS Group Acquisition.

(h) The assets being acquired in the TBS Group Acquisition (other than a de minimis amount of assets in relation to Parent’s and its Restricted Subsidiaries’ total assets), are useful in or engaged in, as applicable, the business of Parent and its Restricted Subsidiaries or a business reasonably related thereto.

(i) The assets being acquired in the TBS Group Acquisition (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada.

(j) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the Seventh Amendment Effective Date and no condition exists which constitutes a Default or Event of Default as of the Seventh Amendment Effective Date.

(k) After giving effect to this Amendment, the representations and warranties in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(l) This Amendment has been entered into without force or duress, of the free will of such Loan Party, and the decision of such Loan Party to enter into this Amendment is a fully informed decision and such Loan Party is aware of all legal and other ramifications of each such decision.

(m) It has read and understands this Amendment, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

8. Payment of Costs and Fees. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of Lender Group (including, without limitation, the reasonable fees and out-of-pocket disbursements of outside counsel to Agent and each Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

9. Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. This Amendment SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AS AMENDED HEREBY, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

10. Further Assurances. At any time upon the reasonable request of Agent, each Loan Party shall promptly execute and deliver to Agent such Additional Documents as Agent shall request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

11. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, waivers and modifications set forth herein are limited to the specified hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrowers remains in the sole and absolute discretion of Agent and the Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

12. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written. Each Loan Party consents to the amendments to the Credit

Agreement set forth in this Amendment and agrees that all Obligations owing by such Person are unconditionally owing by such Person to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever.

13. Reaffirmation of Obligations. Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof.

14. Ratification. Each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby.

15. Miscellaneous.

(a) This Amendment is a Loan Document. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(b) Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

(c) Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.

(d) Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or any Loan Party, whether under any rule of construction or otherwise, on the basis that this Amendment has been drafted by any such Person. This Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e) Although each Guarantor has been informed of the matters set forth herein and has agreed to same, such Guarantor understands that neither Agent nor any Lender has any obligation to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty.

(f) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(g) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of the Credit Agreement and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement and any other Loan Document. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

16. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers as of the date first written above.

STOCK BUILDING SUPPLY HOLDINGS II, LLC,
a Delaware limited liability company, as Parent and as a Guarantor

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

STOCK BUILDING SUPPLY HOLDINGS, LLC,
a Virginia limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

COLEMAN FLOOR, LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

STOCK BUILDING SUPPLY, LLC, a North Carolina limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

STOCK BUILDING SUPPLY OF FLORIDA, LLC, a Florida limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT]

STOCK BUILDING SUPPLY MIDWEST, LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

STOCK BUILDING SUPPLY WEST, LLC,
a Utah limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

STOCK BUILDING SUPPLY OF ARKANSAS, LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

SBS / BISON BUILDING MATERIALS, LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

COLEMAN FLOOR SOUTHEAST, LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

PEACH ACQUISITION CO., LLC,
a Delaware limited liability company, as a Borrower

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT]

STOCK BUILDING SUPPLY WEST (USA), INC.,
a Delaware corporation, as a Guarantor

By:	/s/ James F. Major, Jr.
Name:	James F. Major, Jr.
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT]

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC), as Agent and as a Lender

By:	/s/ Amelie Yehros
Name:	Amelie Yehros
Title:	SVP

[SIGNATURE PAGE TO AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Steven W. Sharp
Name:	Steven W. Sharp
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER SEVEN TO CREDIT AGREEMENT AND CONSENT]

Exhibit A

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 22nd day of December, 2012 by and between PEACH ACQUISITION CO., LLC, a Delaware limited liability company (“Purchaser”) and TOTAL BUILDING SERVICES GROUP, LLC, a Georgia limited liability company (“Seller”), and WILLIAM C. POSTON and A. MILBURN POSTON, JR. (collectively, the “Shareholders”). Purchaser and Seller may be referred to individually as a “Party,” or collectively as the “Parties.” Capitalized terms used in this Agreement, shall, except as otherwise defined herein, have the meanings provided in Exhibit A.

Statement of Purpose:

A. Seller is engaged in the businesses of operating a turn-key framing and architectural millwork business located in Marietta, Georgia (the “Business”).

B. Purchaser desires to purchase substantially all of the assets of Seller used in the operation of the Business, and Seller desires to sell substantially all of the assets used in the operation of the Business to Purchaser, all on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Agreement:

ARTICLE I

SALE AND TRANSFER OF ASSETS

Section 1.01 Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and its successors and assigns, free and clear of any Encumbrance, in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Assets”), including, without limitation, the following:

(a) all equipment, tools, parts, machinery, supplies, packaging, vehicles (including, without limitation, automobiles, trucks, tractors, forklifts, moffets and trailers), furniture, fixture and other fixed assets including without limitation those identified on Schedule 1.01(a) (the “Fixed Assets”);

(b) all inventory, finished goods, raw materials, works in progress and other inventories of Seller, other than any engineered wood products that are on consignment from Dixie Plywood Company;

(c) all of Seller’s usable prepaid expenses, including, without limitation, the items listed on Schedule 1.01(c) (the “Prepaids”);

(d) all of Seller’s Unfactored Accounts Receivable (including without limitation, customer retainage and rebate receivables) as set forth on Schedule 1.01(d);

(e) all electronic data processing systems, information systems, computer hardware, computer software programs, program specifications, charts, procedures, source codes, object codes, input data, routines, databases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation and any and all licenses and copies thereof and rights thereto, including, without limitation, the items set forth on Schedule 1.01(e);

(f) all documents and records (hard copy, electronic or otherwise) related to the Business or otherwise relating to the Assets, including without limitation, all books, records, ledgers, Tax Returns, manuals, handbooks, papers, account data processing materials, files, correspondence, customer lists, telephone, telex and facsimile numbers and other directory listings, plats, architectural plans, drawings and specifications, creative materials, advertising, marketing and promotional materials, catalogues, brochures, studies, reports and other printed or written materials;

(g) all records relating to any employees hired by the Purchaser on or after the Closing Date;

(h) all franchises, permits, licenses, approvals, orders, registrations, certificates, variances, authorizations and indicia of authority and pending applications for any thereof (the “Licenses and Permits”) including, without limitation, those set forth on Schedule 1.01(h);

(i) all insurance benefits, including rights, claims and proceeds, to the extent payable in respect of the Business, any Assets or any Assumed Liability; provided, however, that Seller shall be entitled to retain all insurance proceeds actually paid to it prior to the Closing Date as well as all insurance proceeds with respect to any of the Excluded Assets;

(j) all customer files, all lists of suppliers and vendors, all rights and claims under sales contracts, customer orders, purchase orders, supply agreements, dealer and distributorship agreements and other similar commitments;

(k) all Contracts (the “Assumed Contracts”) listed on ScheduleSection 1.01(k);

(l) Leased Real Property and leasehold improvements;

(m) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; provided, however, that Seller shall retain all rights to any Actions with respect to the Excluded Assets;

(n) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(o) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Assets or Leased Real Property;

(p) all Intellectual Property Assets, including the unregistered trademarks and trade names listed on Schedule 1.01(p);

(q) all goodwill, including without limitation, that associated with such trademarks, trade names and the operation of the Business and ownership of the Assets and the going concern value of the Business; and

(r) all of Seller’s other tangible and intangible assets used in the operation of the Business.

The purchase of assets listed above is intended to be transacted in two parts (“Part One” and “Part Two”, respectively). Part One will consist of all assets identified as (a) through (p), and (r) above. Part Two will consist solely of the assets described in item (q) above. Part One is to be an all cash sale at Closing. Part Two will be an installment sale of goodwill in an amount consisting of the remaining balance of the cash purchase price at closing, all assumed liabilities, and all earnout payments. For clarity, the intent of the Part One and Part Two are not described separately below in Sections 1.02 and 1.03 but rather are separately delineated in the allocation of purchase price as Parts One and Parts Two in Schedule 1.10.

Section 1.02 Purchase Price. The purchase price for the Assets is Five Million, Eight Hundred Fifty Thousand Dollars ($5,850,000.00), subject to adjustment as provided in Section 1.09 (the “Purchase Price”), plus any amounts payable pursuant to the Earnout Agreement.

Section 1.03 Payment of Purchase Price.

(a) at the Closing, Purchaser shall pay to the account of Seller the Purchase Price, plus the amount set forth in Section 1.03(b), in immediately available funds by wire transfer to Seller’s bank account, subject to the adjustments set forth in Section 1.09; and

(b) At the Closing, the Seller and Shareholders shall execute a secured, payment-in-kind note in the original principal amount of Eight Hundred Fifty Thousand Dollars ($850,000.00) payable to Purchaser, in the form attached as Exhibit 1.03(b) hereto (the “PIK Note”). The PIK Note shall be secured by the Earnout Payment(s) and the Seller and Shareholders shall execute such additional filings, certificates and agreements as may be required to perfect the security interest in the Earnout Payment(s). Should Seller be entitled to any Earnout Payment(s) pursuant to the Earnout Agreement, Purchaser shall credit all or a portion of any Earnout Payments: first, to the accrued interest on the PIK Note; second, to reduce the principal balance of the PIK Note; and third, after the satisfaction in full of all principal and interest due on the PIK Note, Purchaser shall pay the Earnout Payment(s) to Seller in immediately available funds.

Section 1.04 Excluded Assets. Notwithstanding Section 1.01, the Assets shall not include the following assets:

(a) all cash and cash equivalents;

(b) all Factored Accounts Receivables;

(c) the 1995 Magnum door machine assembly equipment;

(d) the Ponderosa accounting software system, including any down payments or refunds thereof for such system;

(e) all minute books, stock records and corporate seals;

(f) all insurance policies and rights thereunder, including any refunds of insurance premiums, provided, that Seller has Purchaser, Stock Building Supply, LLC and Stock Building Supply Holdings, LLC named as additional insured on all policies (other than the Employment Practices Liability, Workers Compensation and Commercial Auto Liability policies which Seller intends to cancel) relating to all periods prior to the Closing Date (including on prior policies), for so long as such policies are maintained, which shall at a minimum be until the renewal of such policies in June 2013; and

(g) all personnel records and other records that Seller is required by law to retain in its possession specifically set forth on Schedule 1.04(g), provided, however, that Seller shall provide a copy of all such records to Purchaser upon Purchaser’s reasonable request and at Purchaser’s sole cost and expense.

The assets described in this Section 1.04 are hereinafter collectively referred to as the “Excluded Assets” and shall not be considered part of the Business.

Section 1.05 Retained Liabilities. Seller shall retain, and Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Retained Liabilities”). Seller expressly retains all responsibility for, and undertakes to satisfy and perform all Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include, but not be limited to, the following:

(a) Unless expressly included within Assumed Liabilities, any Liability arising out of the Business to the extent arising prior to the Closing Date;

(b) any Liability that arises under any Assumed Contracts that arises after the Closing Date, but only to the extent that such Liability arises out of any breach (or alleged breach) that occurred prior to the Closing Date;

(c) any Liability for Taxes, including (i) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Assets prior to the Closing Date; (ii) any Taxes arising as a result of the sale of the Assets pursuant to this Agreement; and (iii) any deferred Taxes of any nature;

(d) any environmental, health and safety Liabilities arising out of Seller’s operation of the Business prior to the Closing Date;

(e) any Liability arising under any employee benefit plans or relating to payroll, vacation, sick leave, workers’ compensation, severance, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both, except for liabilities included in the definition of Current Liabilities;

(f) any Liability arising out of any lawsuit, administrative or regulatory proceeding pending on, or arising from any act or omission of Seller prior to the Closing Date; and

(g) any Liability arising from any violations of any applicable laws, regulations or ordinances by Seller.

All Retained Liabilities shall remain the sole responsibility of Seller and Seller shall pay, perform and discharge, when due, all Retained Liabilities. Purchaser agrees to cooperate in good faith with Seller and make available to Seller such information related to the Business as reasonably necessary in connection with Seller’s investigation or defense of any claim related to the Retained Liabilities.

Section 1.06 Assumed Liabilities. Subject to the terms and conditions set forth herein, on the Closing Date, Purchaser shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”), and no other Liabilities:

(a) all Current Liabilities other than accrued payroll expenses and employee benefits and accrued sales tax payable;

(b) all indebtedness arising out of and incurred in connection with that certain Asset Purchase Agreement between Purchaser and Seller dated October 3, 2012;

(c) except as set forth in Section 1.05(b), all Liabilities after the Closing Date under the Assumed Contracts; and

(d) all Liabilities related to the operation of the Business from and after the Closing Date arising from and after the Closing Date.

Section 1.07 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place upon the execution of this Agreement. The date on which any such Closing occurs will constitute the “Closing Date” under this Agreement, and any such Closing shall occur at the offices of the Seller’s counsel in Marietta, Georgia, and shall be effected by the execution and delivery of documents by such combination of facsimile, electronic mail and original documents as the parties may mutually determine.

Section 1.08 Closing Deliveries.

(a) By Seller. At the Closing, Seller shall execute and deliver, or cause to be delivered to Purchaser, the following:

(i) A bill of sale attached hereto as Exhibit 1.08(a)(i)(1) (the “Bill of Sale”), an assignment and assumption agreement effecting the assignment to and assumption by the Purchaser of the Assets and the Assumed Liabilities attached hereto as Exhibit 1.08(a)(i)(2) (the “Assignment and Assumption Agreement”), a domain name assignment, attached hereto as Exhibit 1.08(a)(i)(3) (the “Domain Name Assignment” and, collectively with the Bill of Sale and the Assignment and Assumption Agreement, the “Assignment Instruments”), and any further instruments, documents, bills of sale, assignments, endorsements and other good and sufficient instruments of conveyance, transfer and assignment, in a form and substance reasonably satisfactory to Purchaser, as shall be satisfactory to vest in Purchaser good and marketable title to and interest in the Assets, free and clear of all Encumbrances. Seller shall deliver to Purchaser all title certificates, or other evidences or records of ownership of any of the Assets, with proper endorsements;

(ii) all documents and instruments which may be necessary or proper in connection with the transfer, if same are transferable, or assignment of any federal, state or local licenses or permits held by Seller in connection with the ownership or operation of any of the Assets;

(iii) a certificate of the Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the governing authority of Seller, approving and authorizing this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and the performance of the obligations of Seller hereunder and thereunder and certifying that such resolutions have not been rescinded, revoked, modified or otherwise affected and remain in full force and effect;

(iv) a lease (the “Loudermilk Lease”) executed by Christon Investments, LLLP and Ginstar Investments LLLP, attached hereto as Exhibit 1.08(a)(iv);

(v) a Supply Agreement, attached hereto as Exhibit 1.08(a)(v), executed by Traton Homes, LLC;

(vi) the Earnout Agreement, attached hereto as Exhibit 1.08(a)(vi);

(vii) the Subordination, Non-Disturbance and Attornment Agreement for Leased Real Property, attached hereto as Exhibit 1.08(a)(vii) (the “Subordination, Non-disturbance and Attornment Agreement”);

(viii) the Loudermilk Lease Memorandum, attached hereto as Exhibit 1.08(a)(viii) (the “Loudermilk Lease Memorandum”);

(ix) Form W-9 for the Loudermilk Lease landlord, attached hereto as Exhibit 1.08(a)(ix); and

(x) the PIK Note.

(b) By Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following:

(i) the portion of the Purchase Price set forth in Section 1.03(a), in immediately available funds;

(ii) the Assignment and Assumption Agreement;

(iii) a certificate of the Secretary of Purchaser containing a true and correct copy of the resolutions duly adopted by the governing authority of Purchaser, approving and authorizing this Agreement and the Transaction Documents the transactions contemplated hereby and thereby, and the performance of the obligations of Purchaser hereunder and thereunder certifying that such resolutions have not been rescinded, revoked, modified or otherwise affected and remain in full force and effect;

(iv) the Loudermilk Lease

(v) the Earnout Agreement; and

(vi) the Supply Agreement.

Pursuant to and in accordance with the terms and conditions of the PIK Note, at the Closing, Purchaser shall deliver, or cause to be delivered to the Seller and Shareholders $850,000 in immediately available funds.

Section 1.09 Adjustment of Purchase Price.

(a) “Working Capital” as of a given date shall mean the Current Assets, minus Current Liabilities. For purposes of clarity, an exemplar calculation of Seller’s Working Capital as of September 30, 2012 (the “Balance Sheet Date”) is attached hereto as Exhibit 1.09(a).

(b) “Current Assets” shall mean the amount calculated by adding Unfactored Accounts Receivable, inventory (including raw materials, work in process and capitalized overhead) and prepaid expenses (less prepaid insurance).

(c) “Current Liabilities” shall mean the amount calculated by adding Seller’s trade accounts payable, accrued payroll expenses and employee benefits, accrued sales tax payable and bad debt reserve and subtracting any accrued related party rent and accrued interest and principal, Liabilities related to Excluded Assets, deferred Tax liabilities, and Tax liabilities that will be paid by Seller. For the avoidance of doubt, it is agreed that accrued payroll expenses and employee benefits and accrued sales tax payable shall not be considered Assumed Liabilities and are included in the definition of Current Liabilities solely for the purpose of calculating Working Capital in connection with the determination of adjustments to the Purchase Price.

(d) “Closing Date Working Capital” shall mean Working Capital as finally determined in accordance with this Section 1.09.

(e) “Target Working Capital” shall mean negative ($930,000).

(f) The Seller’s good faith estimate of the Working Capital as of the Closing Date is attached hereto as Exhibit 1.09(f). In the event that the Seller’s estimate of the Working Capital as of the Closing Date is less than the Target Working Capital, then the difference (the “Estimated Working Capital Difference”) shall be subtracted from the Purchase Price. In the event that the Seller’s estimate of the Working Capital as of the Closing Date is greater than the Target Working Capital then the payment adjustment will occur pursuant to Section 1.09(g)(iii) and (iv).

(g) Disputes Regarding Purchase Consideration Adjustments.

(i) The Seller’s estimate of the Working Capital as of the Closing Date shall become the Closing Date Working Capital and shall be binding upon the parties seventy-five (75) calendar days after the Purchaser’s receipt thereof, unless the Purchaser shall notify Seller prior to such date in writing that it disagrees in good faith with the calculation of the estimated Working Capital as of the Closing Date (the “Notice of Disagreement”). The Notice of Disagreement shall state with reasonable particularity the specific items and the amount of disagreement. Thereafter, Seller and Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Date Working Capital.

(ii) If Seller and Purchaser are unable to resolve the disagreement with respect to the Closing Date Working Capital within thirty (30) calendar days following delivery of the Notice of Disagreement, the Independent Arbiter shall be retained by Purchaser and Seller to resolve the remaining disagreements set forth in the Notice of Disagreement and to make a determination with respect thereto. Purchaser and Seller shall each execute a customary engagement letter with respect to the engagement of the Independent Arbiter. The Independent Arbiter shall make its determination regarding the Closing Date Working Capital and give written notice thereof to Seller and Purchaser within thirty (30) calendar days after such engagement. The determination by the Independent Arbiter shall be final, binding and conclusive upon Seller and Purchaser. The scope of the Independent Arbiter’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement that remain in dispute, and the recalculation, if any, of the Closing Date Working Capital in light of such resolution. In resolving any such disputed items, the Independent Arbiter may not make a determination of Closing Date Working Capital that is greater than the highest or less than the lowest calculation made by the Purchaser in the Notice of Disagreement or the Seller in the estimate of Working Capital as of the Closing Date, respectively.

(iii) If the Closing Date Working Capital is less than the Target Working Capital plus the Estimated Working Capital Difference, if any, the Seller shall, within three (3) business days after the Closing Date Working Capital becomes final and binding on the parties, make a payment by wire transfer to the Purchaser, in immediately available funds of the amount, if any, by which the Closing Date Working Capital plus the Estimated Working Capital Difference, if any, is less than the Target Working Capital, together with interest thereon at a rate per annum equal to 6%, calculated in the basis of the actual number of days elapsed over 360 days, from the Closing Date to the date of payment.

(iv) If the Closing Date Working Capital plus the Estimated Working Capital Difference, if any, is greater than the Target Working Capital, the Purchaser shall, within three (3) business days after the Closing Date Working Capital becoming final and binding on the parties, make a payment to Seller by wire transfer of immediately available funds, of the amount, if any, by which the Closing Date Working Capital plus the Estimated Working Capital Difference, if any, is greater than the Target Working Capital, together with interest thereon at a rate per annum equal to 6%, calculated in the basis of the actual number of days elapsed over 360 days, from the Closing Date to the date of payment.

(v) If an Independent Arbiter is engaged pursuant to Section 1.09(g)(ii), the costs, fees and expenses of the Independent Arbiter shall be paid equally by the Purchaser and Seller.

(vi) At the Closing, Seller shall receive a credit from Purchaser for the accrued payroll expense and employee benefits and accrued sales tax payable, which are included in the definition of Current Liabilities solely for the purpose of calculating Working Capital in connection with the determination of adjustments to the Purchase Price, but which shall not be included in Assumed Liabilities. Seller’s calculation of such amounts is subject to the post-Closing adjustment procedures set forth above.

Section 1.10 Allocation of Purchase Price. The Purchase Price (plus the portion of the Assumed Liabilities and other relevant items which are treated as purchase price for federal income tax purposes) shall be allocated (the “Initial Purchase Price Allocation”) for federal and state tax purposes in a manner set forth on Exhibit 1.10. Upon final determination of the Purchase Price in accordance with the provisions of Section 1.09, Seller and Purchaser shall work in good faith to revise the Initial Purchase Price Allocation the result of which shall become the “Final Purchase Price Allocation.” Seller shall deliver the Final Purchase Price Allocation to the Purchaser within thirty (30) days from the final determination of the Purchase Price or an adjustment of the Purchase Price, and such allocations shall be subject to agreement by the Purchaser within thirty (30) days after delivery of such determination by the Seller. If Purchaser withholds its consent to the allocation reflected in the Final Purchase Price Allocation, and Purchaser and Seller have acted in good faith to resolve any differences with respect to items on the Final Purchase Price Allocation and are unable to resolve any differences that, in the aggregate, are material in relation to the amount of the sum of the Purchase Price and Assumed Liabilities, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by Purchaser and Seller, which firm shall not be the regular accounting firm of Purchaser or Seller. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by Purchaser and Seller and not on the basis of an independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price (plus the portion of the Assumed Liabilities and other relevant items which are treated as purchase price for federal income tax purposes), which report shall be conclusive and binding upon the parties. Purchaser, Seller and their respective affiliates will file all Tax Returns (including Form 8594, amended returns and claims for refund) and information reports in a manner consistent with the values on the Final Purchase Price Allocation as agreed to by the Purchaser and Seller or, if applicable, as determined by the Allocation Arbiter. Purchaser shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare such allocation. Neither Purchaser, Seller, nor any of their affiliates shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation, unless required to do so by applicable law or GAAP.

ARTICLE II

Representations and Warranties of the Seller

Seller and the Shareholders jointly and severally represent and warrant to Purchaser as follows:

Section 2.01 Organization and Qualification. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of the Business or the ownership of the Assets makes such qualification necessary. Seller has delivered to Purchaser a correct and complete copy of Seller’s organization documents. There is no pending or, to the Knowledge of Seller, threatened Action for the termination, winding up, dissolution, liquidation or insolvency of Seller.

Section 2.02 Power and Authority; Due Authorization. Seller has the full limited liability company power and authority to execute, deliver and perform this Agreement, and each of the Transaction Documents to which Seller is or shall be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which Seller is a party has been duly and validly authorized and approved by all necessary action on the part of Seller. Each of this Agreement and the Transaction Documents to which Seller is a party is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

Section 2.03 Noncontravention. The execution and delivery of this Agreement and the Transaction Documents by Seller does not, and the consummation of the transactions contemplated herein and therein will not (i) result in the breach of any of the terms and conditions of, constitute or give rise to a default with respect to, result in the acceleration of any indebtedness, or create liability under any Assumed Contract or any material contract, agreement, commitment, indenture, mortgage, note, bond, lease, license or other instrument or obligation to which Seller is now a party or by which Seller or the Assets may be bound or affected; (ii) conflict with or violate any Law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body; or (iii) violate the provisions of any organizational or governing agreement relating to Seller.

Section 2.04 Customers and Suppliers. Except as set forth on Schedule 2.04, Seller is not engaged in any dispute with, and has not received any material complaints from, any customer, client, supplier or vendor.

Section 2.05 Litigation. There is no litigation, Action, suit, proceeding, governmental investigation or other proceeding pending or threatened against Seller or which could adversely affect Seller’s Business, the Assets, the properties or business of Seller or Seller’s ability to convey the Assets being purchased hereunder.

Section 2.06 Taxes. All Tax Returns required to have been filed by or with respect to Seller have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects. All Taxes required to have been paid by or with respect to Seller have been paid. No deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against Seller that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on any assets of Seller. Seller has not received any notice of any pending or threatened assessment of Taxes, or any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of Seller. Seller is not liable for the Taxes of any other Person as a transferee, successor or otherwise, or by reason of having joined in a consolidated, combined or similar Tax return. Seller has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transactions,” “confidential transactions” or “transactions with contractual protections” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or similar provisions of state, local or foreign law). Seller has not waived any statute of limitations in respect of material Taxes relating primarily to the Assets or the Business or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect relating primarily to the Assets or the Business. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller’s 2011 federal and state income tax returns are in the process of being amended (as amended, the “2011 Amended Tax Returns”) solely to reflect the amended 2011 financial statements as set forth on Schedule 2.13(a).

Section 2.07 Title to Assets. Seller has good and marketable title to and possession of the Assets, free and clear of all Encumbrances, claims and demands, except for those Encumbrances to be discharged at or prior to the Closing and those Encumbrances to be assumed by Purchaser in connection with the assumed Liabilities as set forth on Schedule 2.07.

Section 2.08 Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 2.08, (i) the tangible personal property, fixtures and real property improvements included in the Assets are in normal operating condition for the uses to which they are currently employed

(subject to normal wear and tear) and have been maintained in accordance with normal industry practice, and (ii) to the Knowledge of the Seller, all buildings and structures included in the Assets, and all key components thereof (such as roofs and heating, ventilation and air conditioning systems) are in good operating condition (subject to normal wear and tear) and suitable condition for the current operation of the Business.

(b) Except as set forth on Schedule 2.08, the Assets constitute all of the assets reasonably necessary to operate the Business in substantially the same manner immediately after the Closing as operated immediately prior to the Closing.

Section 2.09 Inventory. The Inventory, whether or not reflected on the Financial Statements, consists of raw materials and supplies, manufactured and processed parts, goods-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured and, except as has been written down in the Financial Statements, none of which is obsolete, damaged, or defective. Any Inventory that has been written down has either been written off or written down to its net realizable value. There has been no change in inventory valuation standards or methods with respect to the Inventory in the prior three years. Except as set forth on Schedule 2.09(a), Seller does not hold any items of Inventory on consignment from other Persons, and no other Person holds any items of Inventory on consignment from Seller or an Affiliate of Seller except as set forth on Schedule 2.09(b). Set forth on Schedule 2.09(c) is a correct and complete list of all of Seller’s Inventory.

Section 2.10 Ownership. Seller is the sole owner of the Assets, and holds title to the Assets free of any liens and Encumbrances, except for those liens and Encumbrances to be discharged at or prior to the Closing. No other person or entity owns any share or portion of the Assets, and Seller, pursuant to the terms of this Agreement, hereby conveys to Purchaser one hundred percent (100%) of the ownership interest in the Assets. Seller does not own stock or any other equity interest in any other corporation, limited liability company or enterprise. The Seller’s members and ultimate beneficial owners, and their respective ownership interests are listed on Schedule 2.10.

Section 2.11 Contracts. All contracts being assigned to Purchaser are valid and are in full force and effect according to their material terms, and no material default by Seller exists under any such contract or agreement, and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute a default under any such contract or agreement. All Assumed Contracts hereunder are valid as to the other contracting parties thereto, and there is no material default by any such party existing under the assigned contracts and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute a default by any such party thereunder. All Assumed Contracts are enforceable in accordance with their terms by Seller against all other parties thereto in all material respects. All of the Assumed Contracts are assignable in accordance with their terms or a valid consent to assignment has been obtained prior to Closing.

Section 2.12 Contracts and Commitments.

(a) Except as listed on Schedule 2.12, Seller is not a party to any oral or written: (i) Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement; (ii) management agreement, Contract for the employment of any person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Business or prohibiting competition or the disclosure of trade secrets or confidential information; (iii) Contract relating to indebtedness or to mortgaging, pledging or otherwise placing a lien on any of Seller’s assets or letter of credit arrangements or to the guaranty of any obligation for borrowed money or otherwise; (iv) Contract with respect to the lending or investing of funds or relating to the ownership of or investments in any business or enterprise; (v) license or royalty Contracts (vi) Contract under which Seller is a lessee of or holds or operates any property, real or personal, owned by any other person for which the annual rental exceeds Five Thousand Dollars ($5,000.00); (vii) Contract under which Seller is a lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller; (viii) broker, distributor, vendor, customer or maintenance Contracts which involve consideration in excess of Five Thousand Dollars ($5,000.00) per year or Twenty-Five Thousand Dollars ($25,000.00) in the aggregate; (ix) other Contract or group of related Contracts with the same party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by Seller upon thirty (30) days or less notice without penalty or involving more than Ten Thousand Dollars ($10,000.00); (x) Contract which prohibits Seller from freely engaging in the Business anywhere in the world; (xi) Contract relating to the marketing, advertising or promotion of Seller’s products or services; (xii) franchise or agency Contracts; (xiii) Contract with any Affiliate of Seller; (xiv) Contract that provides for the indemnification of any employee of Seller; or (xv) other Contract material to the Business, whether or not entered into in the Ordinary Course of Business.

(b) (i) No Contract has been breached in any material respect or cancelled by the other party thereto, (ii) Seller has performed all obligations under each Contract required to be performed to date by Seller and there is no material breach of or default under any such contract or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, and (iii) each Contract is legal, valid, binding, enforceable and in full force and effect, and will continue as such following the consummation of the transactions contemplated hereby (subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws and subject to the application of specific performance and other equitable principles). Seller has heretofore delivered to Purchaser a true and correct copy of all Contracts (and a true and correct written description of all oral Contracts), together with all amendments, exhibits, attachments, waivers thereto.

Section 2.13 Financial Statements.

(a) Set forth on Schedule 2.13(a) are correct and complete copies of the Financial Statements. The Financial Statements (i) were derived from the books and records of Seller, and have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby and; (ii) present fairly in all material respects the financial condition and results of operations of Seller as of the dates and for the periods indicated, subject to normal year-end audit adjustments relating to the unaudited balance sheet of Seller as of November 30, 2012 and the related unaudited statements of income of Seller for the eleven-month period ended November 30, 2012, in each case, consistent with past practices. Set forth on Schedule 2.13(b) is a correct and complete list of Seller’s accounts payable.

(b) Seller maintains accurate books and records reflecting its assets and liabilities, and maintains proper and adequate internal controls over financial reporting to provide assurance that: (i) receipts and expenditures are made and access to Seller’s assets are permitted only in accordance with management’s authorization; (ii) Seller’s books and records accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of Seller; (iii) the reporting of Seller’s assets are compared with existing assets at regular intervals; and (iv) accounts, notes, and other receivables and inventory are recorded accurately, in all material respects, and procedures designed to effect the collection thereof on a current and timely basis are in place. To the Knowledge of Seller, no fraud, whether or not material, exists involving management or other employees who have a significant role in the Seller’s internal controls over financial reporting.

Section 2.14 Undisclosed Liabilities. Except for Liabilities (a) reflected on or reserved against in the Financial Statements, (b) set forth on Schedule 2.14, incurred in the Ordinary Course of Business after December 31, 2011, or (c) incurred by Seller in connection with the performance of Seller’s obligations hereunder, the Seller does not have any liabilities or obligations secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the Business.

Section 2.15 Accounts Receivable. All accounts receivable that are reflected on the unaudited balance sheets of Seller as of September 30, 2012, or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business, and nothing further is required to be performed or provided in order to complete the sales transaction. Such accounts receivable are collectible net of the respective reserves (which reserves are adequate and calculated consistent with past practice).

Section 2.16 Reserved.

Section 2.17 Insurance. The Assets, the Business and its employees are insured under various policies of general liability, business automobile liability, workers’ compensation, excess/umbrella and other forms of insurance, which policies are of the type and in the amounts customary for the Business. Schedule 2.17 sets forth a list of all such policies of insurance (the “Insurance Policies”). The Insurance Policies evidence all of the insurance coverage that Seller is required to carry pursuant to its respective Contracts and Law. Seller has not been refused any insurance with respect to the Business by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. There are no outstanding requirements by any current insurer or underwriter with respect to the Business or the Assets which require changes in the conduct of the Business or operations of Seller. All premiums or other amounts payable under all such policies have been paid and Seller is otherwise in full compliance with the terms and conditions of all such Insurance Policies. The Insurance Policies are currently in force and effect. The Seller has not received any notice (written or oral) of cancellation or non-renewal of any Insurance Policy and, to Seller’s Knowledge, there are no facts or circumstances that would result in any such cancellation or non-renewal.

Section 2.18 Labor Matters.

(a) There are no claims, actions, proceedings or investigations pending or, to Seller’s Knowledge, threatened against Seller relating to labor and employment or by any employee or former employee of Seller. Seller is not a party to or otherwise bound by collective bargaining agreement, nor is Seller bound by any other agreement, order or law to recognize or bargain with any labor union or other labor organization (a “Union”). Seller has no Knowledge of any organizational effort presently made or threatened by or on behalf of any Union with respect to employees of Seller. Seller has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has not engaged in any unfair labor practices. Seller is in compliance in all material respects with all Laws respecting labor and employment, including but not limited to, employee health and safety, terms and conditions of employment, discrimination, disability rights or benefits, employee leave issues, equal opportunity, affirmative action, hiring, immigration, promotion, termination, pay, ERISA, employee and independent contractor classification, wage and hour laws, labor relations, plant closings, layoffs, workers’ compensation and unemployment insurance.

(b) Schedule 2.18(b) contains a list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee of the Seller (the “Plans”).

(c) Schedule 2.18(c) contains a list of all employees of Seller engaged in the operation of the Business, including their position and current rates of pay. Seller is not a party to any employment contract, or other agreement with any party regarding the rates of pay or working conditions, nor is Seller obligated under any contract, except for Seller’s employment contracts with Michael Stucky, Cary Bullard, David Hill, Carlos Quintero and Ben Lester. To Seller’s Knowledge, no key employee or group of employees of Seller has any plans to terminate or modify his or her status as an employee of Seller, or has indicated that he or she or they may not accept employment with Purchaser.

(d) With respect to each Plan, Seller has heretofore made available to Purchaser copies of each of the following documents, as relevant: (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof); (ii) a copy of the most recent annual report and actuarial report, if required under ERISA; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability. No Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

(f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. No Plan is subject to the laws of a jurisdiction outside the United States. Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter stating that it is so qualified and, to the knowledge of Seller, no condition exists that would reasonably be expected to adversely affect such qualification. There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any Plan (other than routine claims for benefits).

(g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law.

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 2.19 Customers. Schedule 2.19 accurately sets forth a list of Seller’s customers by volume of sales for the latest twelve (12) months ended December 31, 2011.

Section 2.20 Compliance with Laws: Permits and Orders. Seller is in compliance in all material respects with all Laws applicable to the Business or the Assets. No Action is pending or, to the Knowledge of the Seller, threatened against Seller alleging failure to comply with any Laws. Seller is not engaging in any activity or omitting to take any action with respect to the Business or the Assets that is or creates a material violation of any Law applicable to the Business. Neither the Business nor any of the Assets is subject to any order which has had or may result in a material adverse effect on any of them. Seller possess all licenses and Permits necessary for the lawful operation of the Business as presently conducted and is in compliance with all such licenses, Permits, and all applicable Laws where a failure to have such licenses and Permits or so to comply would have a material adverse effect on either the Business or the Assets. Seller is in compliance with I-9 immigration requirements.

Section 2.21 Approval and Consents. No consent, approval or authorization of or declaration, filing or registration with any governmental authority is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

Section 2.22 Environmental Matters.

(a) There are no pending or, to the Knowledge of Seller, threatened Environmental Claims against the Seller or any Affiliate of Seller with respect to the Assets or the Business, and, to the Knowledge of Sellers, there are no Environmental Claims by any Governmental Authority, Person or entity that alleges that the Business or the Assets are or were not in compliance in all material respects with any Environmental Requirement or subject to any material liability or responsibility of any kind under or relating to any Environmental Requirement.

(b) Seller complies and has complied in all material respects with all applicable Environmental Requirements, and possesses and complies in all material respects and has possessed and has complied in all material respects with all federal, state and local governmental licenses, Permits, certificates, approvals and other authorizations (the “Environmental Permits”) required under Environmental Requirements to conduct the Business and own, operate and occupy its properties. All such Environmental Permits are in full force and effect, free from breach, and the Transactions will not adversely affect them.

(c) Seller has not, nor has anyone to the Knowledge of Seller, treated, recycled, stored, disposed of, arranged for disposal of, permitted the disposal of, transported, handled, or Released any Hazardous Materials at, on or under the Leased Real Properties (and no such property is contaminated by any such Hazardous Materials) in a manner that has given rise to a recognized environmental condition or a historical recognized environmental condition (as defined by ASTM E 1527-05) that would reasonably be expected to give rise to any material damages or Liabilities, including any such damages or Liabilities for response costs, corrective action costs, personal injury, property damage or natural resources damages pursuant to Environmental Requirements.

(d) To the Knowledge of Seller, none of the following exists at the Leased Real Property: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing regulated amounts of polychlorinated biphenyls, or (iv) landfills, surface impoundments, or land disposal areas used for Hazardous Materials.

(e) To Seller’s Knowledge, no Leased Real Property is listed on the National Priorities List established by the United States Environmental Protection Agency.

(f) Neither Seller or its respective Affiliates, nor, to the Knowledge of Seller, any of its predecessors, has, either expressly or by operation of Law, assumed or undertaken any Liability that could reasonably be expected to be material, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements with respect to the Assets or the Business.

(g) Seller has made available to Purchaser all material environmental reports, analyses and assessments that are currently available to it concerning Releases of Hazardous Materials and its compliance with Environmental Requirements with respect to the Assets or the Business.

Section 2.23 No Material Adverse Change. Since September 30, 2012, there has been no material adverse change or development in the business, condition (financial or otherwise), value, operating results, employee relations, customer relations, supplier relations, operations or business prospects of Seller taken as a whole, excluding changes generally affecting or in the economy, markets or business.

Section 2.24 Absence of Certain Developments. Seller has not since September 30, 2012 (a) sold, leased, assigned, transferred or otherwise disposed of any of its tangible assets, except inventory in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it, with the exception of any Excluded Assets; (b) made or granted any bonus or any wage or salary increase to any employee (except as required by pre-existing contracts or consistent with past practice), or amended, terminated or adopted any employee benefit plan or arrangement; (c) incurred any indebtedness or incurred or become subject to any other liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under Contracts entered into in the Ordinary Course of Business, or made any loans or advances to, investments in, or guarantees for the benefit of, any Person except with respect to the Excluded Assets; (d) made any capital expenditures or commitments therefore that aggregate in excess of Ten Thousand Dollars ($10,000), other than purchases of certain equipment from Purchaser and with respect to the Excluded Assets; (e) made any change in any method of accounting or accounting policies; (f) engaged in any promotional sales, customer rebates, discount or price reduction or other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods or instituted or permitted any material change in the conduct of the Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation; (g) entered into, amended or terminated any material Contract outside the Ordinary Course of Business; (h) entered into any agreement, or otherwise become subject to any obligation, that prohibits Seller from freely engaging in the Business anywhere in the world or that otherwise restricts any activities of Business; or (i) agreed or committed to do any of the foregoing.

Section 2.25 Leased Real Property.

(a) Schedule 2.25 sets forth a complete list of all leases, written or oral, of each parcel of real property leased by Seller (or any Affiliate of Seller) and used in or necessary for the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents in connection therewith) (the “Leased Real Property”), including the name of the lessor and lessee, the address of each parcel of real property leased thereunder, and all subleases, licenses and other agreements with respect thereto (individually, a “Lease” and collectively, the “Leases”). Seller has not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property under any Lease or any portion thereof on the Leased Property. All structures, improvements, fixtures, building systems and equipment, and all components thereof, are in good operating condition and are fit for the use intended. Each of the Leases is in full force and effect and constitutes a valid and binding agreement of Seller and the other parties thereto in accordance with their respective terms. Neither Seller nor any other party to a Lease is in default under any Lease, nor has Seller or any other party to a Lease received notice (written or oral) of the current existence of any event which with notice or lapse of time or both would constitute a default under such Lease by a Seller or by the other parties thereto, and no such event currently exists. Seller has not received notice (written or oral) that any party to any of the Leases intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. As of the date hereof, no party to the Leases has repudiated any provision thereof. All Leased Real Property and all improvements located thereon are in material compliance with all applicable Laws, and Seller has not received notice (written or oral) of any currently threatened or pending Actions in effect as to the Leases or the Leased Real Property, and to the Knowledge of Seller, no Action is currently in effect or threatened with respect to the Leases or the Leased Real Property, including without limitation, any condemnation or similar proceeding, special assessment or change in zoning. Seller has not granted or suffered to exist any Encumbrance in any Lease or affecting any Leased Real Property. All facilities leased or subleased under a Lease have received all governmental permits required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws. All facilities leased or subleased under a Lease are supplied with utilities and other services sufficient for the operation of said facilities as such facilities are presently operated. Seller has made available to Purchaser true, correct and complete copies of all Leases, tenant estoppels, subordination non-disturbance agreements, title insurance policies and surveys, and any and all amendments, modifications or extensions thereof, relating to or affecting the Leased Real Property to the extent the foregoing are in the Seller’s possession or control. Seller is not a party to, nor is obligated under any option, right of first refusal or other contractual right to sell, grant, dispose of or lease any of the Leased Real Property or any portion thereof or interest therein to any Person other than Purchaser. There are no consents necessary to assign any Lease to Purchaser and such assignment shall not trigger any recapture right, termination right or similar right of a landlord under any Lease.

Section 2.26 Brokerage Fees or Commissions. Seller has employed no broker in this transaction and Seller shall be solely responsible for payment of any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller. Seller shall indemnify and hold Purchaser harmless from any such claims.

Section 2.27 Correction of Representations. To Seller’s Knowledge, no representation or warranty of Seller in this Agreement or in any exhibit, certificate or schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which it was made, not misleading in any material respect. All representations and warranties with respect to Seller’s financial condition are based upon Seller’s unaudited financial statements as of the Balance Sheet Date, which have previously been provided to Purchaser.

Section 2.28 Information Furnished. To Seller’s Knowledge, all documents provided by Seller or its representatives to Purchaser in connection with this Agreement and the negotiation of the transactions contemplated hereby, in each case which are listed or described in the Schedules, were true and complete in all material respects as of the date such documents were so provided, except as expressly stated in the Schedules.

ARTICLE III

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller as follows:

Section 3.01 Corporate Existence; Good Standing. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted.

Section 3.02 Power and Authority; Due Authorization. Purchaser has the full limited liability company power and authority to execute, deliver and perform this Agreement, execute each of the Transaction Documents to which Purchaser is or shall be a party, and consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of each of the Transaction Documents to which Purchaser is a party has been duly and validly authorized and approved by all necessary action on the part of Purchaser. Each of the Transaction Documents to which Purchaser is a party is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

Section 3.03 Noncontravention. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated herein will not (i) result in the breach of any of the terms and conditions of, or constitute a default with respect to or result in the acceleration of any indebtedness or create liability under any material contract, agreement, commitment, indenture, mortgage, note, bond, lease, license or other instrument or obligation to which Purchaser is now a party or by which Purchaser or the Assets may be bound or affected; or (ii) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body. The execution and delivery of this Agreement, and the other Transaction Documents executed and delivered pursuant to this Agreement, do not, and will not constitute a material default under any organizational or governing agreement relating to Purchaser.

Section 3.04 Brokerage Fees or Commissions. Purchaser has employed no broker in this transaction and shall be solely responsible for payment of any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser. Purchaser shall indemnify and hold Seller harmless from any such claims.

Section 3.05 Approvals and Consents. All material consents, authorizations, releases or approvals necessary in order for the Purchaser to consummate the transactions have been obtained as of the date hereof, and all applicable waiting or similar periods required by law shall have expired, and no such consents, authorizations, releases or other approvals shall contain conditions or restrictions unduly burdensome on the operation or business of the Parties. There are no preliminary or permanent injunctions known to Purchaser which would prevent or seek to prevent the consummation of the transaction contemplated by this Agreement.

ARTICLE IV

Post-Closing Covenants

Section 4.01 Further Assurances. Without further consideration, at any time and from time to time after the Closing Date, the Parties agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents and instruments; and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including but not limited to the Transaction Documents.

Section 4.02 Transfer Taxes. Seller acknowledges that the Assets sold pursuant to this Agreement were acquired or held by Seller for use in the operation of the Business and the sale of the Assets is made in the complete and bona fide liquidation of the Business. Notwithstanding the foregoing, all federal, state and local sales and transfer taxes, including, without limitation, all state and local taxes in connection with the transfer of the Assets, and all recording and filing fees (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, transfer, assignment and delivery of the Assets, shall be paid by Seller when due. Seller will file, to the extent required by law, all necessary Tax Returns and other documentation with respect to such Transaction Taxes. To the extent required by law, but subject to its review and approval, Purchaser will join in the execution of any such Tax Return or other documentation. Purchaser shall be entitled to review, in advance such Tax Returns as it may be required to join and execute and such Tax Returns shall be subject to Purchaser’s approval (which approval shall not be unreasonably withheld or delayed).

Section 4.03 Assistance in Proceedings. Seller will cooperate with Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with any proceeding involving or related to (a) the transactions contemplated hereby or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Seller, the Business or the Assets.

Section 4.04 Customer and Other Business Relationships. After the Closing, Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy all liabilities and obligations with such Persons in a manner that is not detrimental to any of such relationships. Seller will refer to Purchaser all inquiries relating to the Business. Neither Seller nor any of its officers, directors, employees, agents, or parent, subsidiary or affiliated corporations shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

Section 4.05 Collection of Factored Accounts Receivable. Schedule 4.05 contains a list of all accounts receivable which Seller has factored as of the Closing Date (the “Factored Accounts Receivable”). From and after the Closing Date and for a period of six (6) months thereafter, the Purchaser agrees to collect the Factored Accounts Receivable on Seller’s behalf and to deposit all proceeds from the Factored Accounts Receivable into a separate bank account to be opened by Seller solely for the purpose of receiving such amounts. Purchaser shall have no check-signing or withdrawal authority with respect to such account. Seller shall, at all times, retain the risk of collection on the Factored Accounts Receivable and Purchaser shall have no liability therefore. Purchaser shall not be entitled to any compensation in connection with the receipt and deposit of such funds. Nothing contained in this Section 4.05 shall require Purchaser to expend any sum or take any affirmative action to collect such Factored Accounts Receivable.

Section 4.06 Collection of Unfactored Accounts Receivable. For a period of six (6) months following Closing, Seller and/or the Shareholders shall pay to the Purchaser an amount equal to the Unfactored Accounts Receivable reflected in the Closing Date Working Capital, minus any bad debt reserves, reflected on the balance sheet of Seller as of the Closing Date, minus any amounts collected on such Unfactored Accounts Receivable from the Closing Date and during the six (6) month period thereafter.

Section 4.07 Hiring of Employees. The Purchaser will or will cause a subsidiary of Purchaser to offer employment to substantially all employees of the Business, provided, however, that nothing contained in this Section 4.07 is intended to confer upon any employee (a) any right to continued employment, (b) employment at the same compensation level, (c) employment for any guaranteed period of time or (d) employment on the same terms, after evaluation by Purchaser of its employment needs after the Closing Date. Neither Seller nor its parent, subsidiary or affiliated companies shall offer employment to any such employees in respect of any period after the Closing except with the prior written consent of Purchaser. Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend or modify any Plan; (ii) shall alter or limit the ability of Purchaser to amend, modify or terminate any Plan; or (iii) is intended to confer upon any person any other rights as a third-party beneficiary of this Agreement.

Section 4.08 Books and Records. For a period of seven (7) years from the Closing Date, upon the reasonable request of Seller, Purchaser shall provide reasonable access at the expense of Seller to Seller’s representatives, during normal business hours, the pre-Closing books and records maintained by Seller. In addition, during the Earnout

Periods, Purchaser shall provide reasonable access at the expense of Seller to Seller’s representatives, during normal business hours and upon sufficient prior notice, the post-Closing books and accounting records maintained by Purchaser for the purposes of estimating or calculating the Earnout Payments.

Section 4.09 Confidentiality. For a period of five (5) years following the Closing, Seller will, and will instruct each of their respective employees, agents and other representatives (collectively, with the Seller, the “Covered Persons”) to treat and hold as confidential, and not use or disclose, any proprietary information possessed by such Covered Person concerning the Business or the principal economic terms of this Agreement (the “Confidential Information”), except for disclosure (i) to a Covered Person’s professional advisors, for whose actions such Covered Person will be responsible, (ii) required for such Covered Person to perform obligations (if any), and enforce such Covered Person’s rights (if any), under this Agreement or any Transaction Document, or (iii) as required by applicable Laws or judicial or regulatory process, subject to the provisions of the next sentence. If any Covered Person is ever requested or required (by oral or written question, request for information or documents in any Action) to disclose any Confidential Information, such Covered Person will notify Purchaser promptly of the request or requirement so that Purchaser may seek, at its own expense, an appropriate protective order or waive compliance with this Section 4.09. Seller shall be responsible for any breach of this Section 4.09 by any of its employees, agents and other representatives. For purposes hereof, Confidential Information shall not be deemed to include any information that (x) has become publicly known not by reason of the action or inaction of a Covered Person, (y) became available to a Covered Person on a non- confidential basis from a third party that is not bound by a confidentiality agreement with or subject to any obligation or duty of confidentiality to Purchaser, or (z) that was independently developed by such Covered Person after the date hereof without knowledge of, reference to or reliance on what would otherwise be Confidential Information.

Section 4.10 Name Change. Within ten (10) days of the Closing Date, Seller shall change its corporate name so as to remove the name “Total Building Services” from its corporate name.

Section 4.11 Payroll. From the Closing Date through February 28, 2013, the Seller shall provide payroll processing and related services for the Purchaser with respect to Seller employees who become employed by the Purchaser on or after the Closing Date. Seller shall withhold from payroll amounts due as repayments on participant loans under Seller’s 401(k) Plan and shall remit same to the Seller’s 401(k) Plan in a timely fashion. Purchaser shall fully reimburse Seller therefor.

ARTICLE V

Indemnification

Section 5.01 Indemnification of Purchaser. Seller and Shareholders (the “Seller Indemnifying Parties”) hereby agree, jointly and severally, to hold harmless and indemnify Purchaser and its officers, directors, shareholders, members, managers, employees, agents, representatives, parent, subsidiary and affiliates, or any of their successors and assigns (hereinafter individually referred to as a “Purchaser Indemnified Party”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees actually incurred, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, as a result of, arising from, or relating directly or indirectly to: (i) any inaccuracy in or any breach or nonfulfillment of any of the representations or warranties made by Seller in this Agreement (a “Seller Misrepresentation”); (ii) any breach or nonfulfillment of any of the covenants or agreements made by Seller in this Agreement; (iii) any Retained Liabilities, subject to Section 1.05; (iv) all Actions arising out of the operation of the Business prior to the Closing Date; (v) Seller’s business prior to the Closing or (vi) any Taxes (or the nonpayment thereof) of (A) Seller (including, for the avoidance of doubt, any Taxes required to be withheld by Seller) or (B) any Person (other than Seller) imposed on Seller, in each case, in respect of all periods ending on or before the Closing Date, including, for the avoidance of doubt, any Taxes relating to the 2011 Amended Tax Returns (collectively, “Purchaser Indemnifiable Claims”).

Section 5.02 Purchaser Indemnification of Seller. Purchaser (the “Purchaser Indemnifying Party”) hereby agrees to hold harmless and indemnify Seller and its officers, directors, shareholders, members, managers, employees, agents, representatives, parent, subsidiary and affiliates, or any of their successors and assigns (hereinafter individually referred to as a “Seller Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any Seller Indemnified Party, directly or indirectly, as a result of, arising from, or relating, directly or indirectly, to any third-party litigation relating to: (i) any inaccuracy in or breach or nonfulfillment of the representations or warranties made by Purchaser in this Agreement (a “Purchaser Misrepresentation”); (ii) any breach or nonfulfillment of any of the covenants or agreements made by Purchaser in this Agreement; (iii) the use of the Assets or acts or omissions of Purchaser in its use of the Assets from and after the Closing Date (solely to the extent such Damages do not directly relate to or arise from Seller’s ownership of the Assets or operation of the business prior to the Closing Date); or (iv) any Assumed Liabilities (collectively, “Seller Indemnifiable Claims”). Purchaser hereby also agrees to pay any Liabilities arising from products manufactured or sold by Seller prior to the Closing Date up to an aggregate amount of Ten Thousand Dollars ($10,000.00).

Section 5.03 Defined Terms. As used herein, the term “Indemnified Party” shall mean a Purchaser Indemnified Party when applied to Section 5.01 hereof and shall mean a Seller Indemnified Party when applied to Section 5.02 hereof; the term “Indemnifying Party” shall mean a Seller Indemnifying Party when applied to Section 5.01 hereof and shall mean a Purchaser Indemnifying Party when applied to Section 5.02 hereof; the term “Indemnifiable Claims” shall mean Purchaser Indemnifiable Claims when applied to Section 5.01 hereof and Seller Indemnifiable

Claims when applied to Section 5.02 hereof; and the term “Misrepresentations” shall mean Seller Misrepresentations when applied to Section 5.01 hereof and Purchaser Misrepresentations when applied to Section 5.02 hereof.

Section 5.04 Limitation on Indemnification.

(a) No Indemnified Party shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a Misrepresentation (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims), unless the aggregate of all Damages of the Indemnified Party with respect to such Indemnifiable Claim exceeds Twenty Thousand Dollars ($20,000.00), in which event such Indemnified Party shall be entitled to indemnification hereunder for Damages with respect to the first dollar of such Damages and not just the amount that exceeds Twenty Thousand Dollars ($20,000.00) and (ii) unless the Indemnified Party asserts its Indemnifiable Claims arising out of such a Misrepresentation within one (1) year of the Closing Date, provided, that no time limitations shall apply to a Misrepresentation of Fundamental Representations, provided further, that any Indemnifiable Claim asserted by an Indemnified Party on or prior to the date such Indemnifiable Claim would terminate in accordance with this Section 5.04 shall continue until the liability of the of the Other Party shall have been determined pursuant to this Article V, and the Other Party shall have reimbursed the Indemnified Party for the full amount of Damages in accordance with this Article V.

(b) Notwithstanding the foregoing, in no event shall Purchaser, Seller, nor any of their respective managers, members, shareholders, officers, directors, employees, agents, representatives, parent, subsidiary or affiliates, or any of their successors or assigns, be liable (unless such party is required to pay such damages in the context of a third party claim) for any punitive, exemplary or special damages or any damages that are remote or speculative such that applicable law would deny recovery for breaches of contract.

(c) The aggregate liability of any Indemnifying Party for any Indemnifiable Claims shall not exceed the Purchase Price (the “Cap”). Notwithstanding anything to the contrary contained herein, the limitation set forth herein shall not apply to any Indemnifiable Claims which arise out of fraud, criminal activity or intentional misrepresentations by Seller or Purchaser (as the case may be) or any breach of any Fundamental Representations (as defined herein) set forth in this Agreement or breach or nonfulfillment of any covenants made in this Agreement.

(d) From and after the Closing Date, the remedies provided in this Article V shall be the sole and exclusive remedies of the Parties and their respective officers, directors, employees, affiliates, agents, representatives, parent, subsidiary or affiliated corporations, or their successors and assigns for, and limit any other remedies which may be available for, any and all Damages arising out of, relating to, or resulting from, any inaccuracy in or breach or nonfulfillment of the representations or warranties made by the parties in this Agreement or any breach or nonfulfillment of any of the covenants or agreements made in this Agreement.

Section 5.05 Notice of Claims. An Indemnified Party shall give to the party obligated to provide indemnification to such Indemnified Party (the “Other Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder.

Section 5.06 Procedure for Indemnification with Respect to Third-Party Claims.

(a) If an Indemnified Party determines to seek indemnification under this Article V with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the Other Party within forty-five (45) days of such Indemnified Party becoming aware of any such Indemnifiable Claim. Upon receipt of such notice, the Other Party shall be entitled, if it so elects by written notice delivered to such Indemnified Party within fifteen (15) days after receiving such Indemnified Party’s notice (the “Response Period”), to assume the defense of such asserted liability with counsel satisfactory to such Indemnified Party; provided, however, that if the Other Party assumes such defense, the Other Party shall be deemed to have accepted such claim as a valid Indemnifiable Claim. Notwithstanding the foregoing: (i) such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by such Indemnified Party; (ii) such Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of such Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that the Other Party is materially prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties shall make available to each other all relevant information in their possession that is material to any such assertion.

(b) In the event that the Other Party fails to assume the defense of an Indemnified Party against any such Indemnifiable Claim within the Response Period, such Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Other Party.

(c) Notwithstanding anything in this Article V to the contrary, the Other Party will not be entitled to assume control of the defense of an Indemnifiable Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if: (i) the Indemnified Party

reasonably believes that an adverse determination of such proceeding could be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Other Party in such proceeding; or (iii) a court of competent jurisdiction rules that the Other Party has failed or is failing to prosecute or defend vigorously such claim.

(d) The Other Party shall not, without such Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent includes, as an unconditional term, the giving by the claimant or the plaintiff to such Indemnified Party (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnifiable Claim.

Section 5.07 [Reserved]

Section 5.08 Cooperation. The Parties agree to cooperate with one another in the connection with the investigation and defense of any third-party claims and, in connection therewith, each Party further agrees to make available to the other Party upon reasonable request, the business records and employees of the Business in such Party’s custody or control.

Section 5.09 Tax Treatment of Payments for Indemnifiable Claims. Seller and Purchaser shall treat any payments made with respect to an Indemnifiable Claim under this Article V as an adjustment to the Purchase Price for income Tax purposes.

ARTICLE VI

Miscellaneous

Section 6.01 Notices. All notices, consents, request, instructions, approvals, waivers and other communications authorized or required herein shall be given in writing. Such notice shall be delivered personally, sent by email, facsimile, overnight courier or registered or certified mail (with return receipt requested), and shall be deemed given, (i) if personally served or sent by overnight courier, when delivered to the Person to whom such notice is addressed, (ii) if given by email or facsimile, when sent (with receipt confirmed by return email), or (iii) if given by first-class mail, five (5) business days following deposit in the United States mail. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct in writing:

If to Seller or the Shareholders:

Total Building Services Group, LLC

Attn: William C. Poston

720 Kennesaw Ave.

Marietta, Georgia 30060

Phone: (770) 427-9064

Fax: (678) 303-2180

Email: bposton@tratonhomes.com

With a required copy (which shall not constitute notice) to:

Brock, Clay, Calhoun & Rogers, LLC

Attn: H. Scott Gregory, Jr., Esq.

49 Atlanta Street

Marietta, Georgia 30060

Phone: (770) 422-1776

Fax: (770) 426-6155

Email: sgregory@brockclay.com

If to Purchaser:

Stock Building Supply Holdings, LLC

Attn: General Counsel

8020 Arco Corporate Drive

Suite 400

Raleigh, North Carolina 27617

Phone: (919) 431-1152

Fax: (919) 431-1180

With a required copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP

Attn: Rick Madden

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Phone: (213) 687-5379

Fax: (213) 621-5379

Email: Rick.Madden@skadden.com

Section 6.02 Further Assurances. From time to time, as and when requested by Purchaser or its successors or assigns, Seller agrees to execute and deliver all such documents and instruments and agree to take or cause to be taken such further and other action as Purchaser may reasonably deem necessary or desirable in order to further assure that there has been vested or perfected in, or to confirm of record or otherwise to, Purchaser’s title to and possession of all of the Assets and privileges, powers, immunities, licenses and franchises intended herein to be obtained by virtue of this Agreement, and otherwise to carry out the purposes of this Agreement.

Section 6.03 Cost and Expenses. Each of the Parties shall pay its own costs and expenses incurred in connection with the proceedings taken with respect to the negotiation and consummation of this Agreement, or otherwise relating hereto. Each of the Parties represents and warrants that no broker or finder has been employed by either of them in connection with this transaction, and no commissions are payable by them to any broker or finder.

Section 6.04 Successors and Assigns. The rights and obligations of any Party hereunder may not be assigned, conveyed or transferred without the prior written consent of the other Party, and any such conveyance, assignment or transfer without the prior express written consent of the other Party will be null and void. Notwithstanding the foregoing, following the Closing Purchaser may (without obtaining consent) assign any of its rights hereunder to a successor to all or substantially all of its business and assets, provided that any such successor delivers to Seller a written assumption of this Agreement and the Transaction Documents. Notwithstanding the foregoing, but subject to the following sentence, this Section 6.04 shall not restrict an assignment (or grant of a security interest) by Purchaser to any Affiliate of Purchaser, whether now in existence or to be organized prior to or after the Closing Date. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. The foregoing to the contrary notwithstanding, at any time, and in its sole discretion, Purchaser may assign for security interest purposes any or all of its rights under this Agreement and any other document executed in connection therewith to any lender that is not an Affiliate of Purchaser or any representative or agent of any lender that is not an Affiliate of Purchaser (any such lender, representative or agent, a “Lender Party”) providing financing to Purchaser, any of Purchaser’s permitted assigns, or any Affiliates of Purchaser or Purchaser’s permitted assigns (Purchaser, such assigns, and such Affiliates, collectively, the “Purchaser Parties”), and, upon the occurrence and during the continuance of any event of default under the financing agreements between any such Lender Party and any of the Purchaser Parties, such Lender Party may exercise any or all of the rights, interests, and remedies of any of the Purchaser Parties under this Agreement or any other document executed in connection therewith. Other than with respect to the Lender Party as set forth in the immediately preceding sentence, nothing contained herein is intended to create any rights for the benefit of or enforceable by any other Person. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective permitted successors and assigns.

Section 6.05 Entire Agreement. This Agreement including the Transaction Documents, schedules and exhibits hereto, which are incorporated into this Agreement by reference, constitute the entire understanding between the Parties with respect to the transactions contemplated herein and/or therein, supersedes and is full substitution for any and all prior agreements and understandings between or among them or any of them relating to such transactions and no Party shall be liable or bound to the other party in any manner with respect to such transactions by any warranties, representations, indemnities, covenants and agreements, except as specifically set forth herein and/or therein or in an amendment hereto executed in a writing signed by the Parties.

Section 6.06 Descriptive Headings. The descriptive headings of the several sections to this Agreement are inserted for convenience only and shall not control or affect the meaning, interpretation or construction of any of the provisions hereof.

Section 6.07 Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original, and all of the counterparts shall constitute, and shall be deemed to constitute, one and the same agreement. The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

Section 6.08 Severability. Should any part of this Agreement for any reason be declared by a court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining parts, which remaining parts shall continue to be in full force and effect as if this Agreement had been executed with the invalid parts thereof eliminated. It is the intention of the Parties hereto that they would have executed the remaining parts of this Agreement without including any such parts which may for any reason be hereinafter declared invalid.

Section 6.09 Governing Law; Forum Selection; Waiver of Jury Trial. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state, without regard to the conflicts of law principles of such state that would require the application of the laws of another jurisdiction. Any Action (other than claims for injunctive relief) arising out of or relating to this Agreement or the transactions contemplated hereby shall be determined exclusively and finally by binding arbitration. Prior to initiating arbitration proceedings, (a) the Parties shall cause their respective senior officers to meet to attempt to resolve such disputes, with such meeting being held within five (5) business days of a party’s request for a meeting concerning such Dispute, in person or by telephone or other electronic voice communication, and (b) may, by mutual consent, submit any claims, disputes or controversies to non-binding mediation. If the Dispute has not been settled by such negotiations by the date thirty (30) days after either Party first notifies the other in writing of the existence of such Dispute, then either Party may submit such dispute to arbitration. If the Parties by the end of such thirty (30) day period (i) are unable to agree on the procedure for arbitration, then the arbitration shall be governed by the American Arbitration Association Commercial Arbitration Rules with Expedited Procedures, or (i) are unable to agree on an arbitrator, then either Party may apply to the American Arbitration Association to appoint an arbitrator in accordance with the listing, ranking, and striking procedure under such rules. During the pendency of any Dispute, the Parties shall continue to perform their obligations hereunder. Such arbitration shall be held in Atlanta, Georgia. Judgment upon the award rendered by the arbitrator may be entered by any court of competent jurisdiction over either of the Parties or any of their assets. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award.

Section 6.10 Publicity. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued by Seller without the advance written consent of Purchaser, except as such release or announcement may be required by law, in which case Seller shall show such release or announcement in advance to the Purchaser.

Section 6.11 Equitable Relief. The Parties agree that (i) if any Party breaches this Agreement, the damage may be substantial, although difficult to ascertain, and money damages may not afford an adequate remedy, and (ii) if any Party is in breach of this Agreement, or threatens a breach of this Agreement, each of the other Parties shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

Section 6.12 Joint Negotiation. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party as a result of the preparation, submission or other even of negotiation, drafting or execution hereof.

Section 6.13 No Recourse. No past, present or future shareholder, partner, member, manager, director, officer, employee, incorporator, attorney, accountant, consultant, agent, trustee or beneficiary of Purchaser or Seller shall have any personal liability for any obligations of such Party hereto under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.14 No Joint Venture. Nothing contained in this Agreement creates or is intended to create any association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with respect to any Party.

Section 6.15 Force Majeure. In the event of an act of God, a strike, governmental action or other significant work stoppage, beyond the control of Purchaser or Seller occurs which prevents either party from performing any of its duties hereunder, such party shall be excused from performing such duties until the condition which prevents such performance no longer exists. The party suffering such a force majeure event shall notify the other party as soon as practically possible of a force majeure event of the type described in this Section 6.15.

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